SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2014

CODESMART HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Florida	333-180653	45-4523372
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Seventh Avenue, 7th Floor
New York, NY 10001
(Address of Principal Executive Offices)

646-248-8550
(Registrant’s telephone number)

 (former name or former address, if changed since last report)
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 24, 2014, Diego E. Roca resigned from his position as the interim Chief Financial Officer and a member of the Board of Directors of CodeSmart Holdings, Inc. (the “Company”). Mr. Roca’s resignation was due to a disagreement between Mr. Roca and the Company’s management as to the strategy by which the Company should address its restructuring of the Company. A letter from Mr. Roca to the Board of Directors of the Company on April 24, 2014 is filed herewith as Exhibit 17.1 to this Current Report on Form 8-K.

In view of the delay of the mandatory deadline for the implementation of ICD-10 and the current financial condition of the Company, on April 24, 2014, the Company adopted and began implementing a restructuring plan as recommended by the Company’s management (the “Restructuring Plan”). Since April 24, 2014, the Company reduced 7 positions in order to lower the overhead costs (including, payroll, benefits, insurance, etc.) and office rent expenses. In addition to the staff reduction of 7, the remaining employees agreed to reduce their respective salaries by 10%.  In addition, the Company has taken steps to eliminate advertising fees, meals, entertainment, lead generation expenses and management fees for the Company’s subsidiaries. The Company has also communicated with certain vendors and service providers to suspend their services and arranged to defer or reduce the payables that are owed to them. As such, the Company expects to cut back the monthly operating costs by approximately 50% compared to the costs prior to the implementation of the Restructuring Plan. As an adjustment to the Company’s plan of revenue generation, the Company is switching its focus to its scalable products which are not affected by the delay of the implementation of ICD-10, including enrollment of new student coders, clinical documentation software, and outsourced medical coding.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
17.1	Resignation Letter, dated as of April 24, 2014, from Diego E. Roca to the Board of Directors of CodeSmart Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CodeSmart Holdings, Inc.

Date: April 30, 2014	By:	/s/ Ira Shapiro
Name: Ira Shapiro
Title: Chief Executive Officer